Lee Enterprises Reports First Quarter Results

Total Digital Revenue(1) increased 5% YOY(2); represented 51% of total revenue
Digital-only subscription revenue increased 14%(2)
Amplified Digital® Agency revenue totaled $24M, up 14% YOY(2)

DAVENPORT, Iowa (February 6, 2025) — Lee Enterprises, Incorporated (NASDAQ: LEE), a digital-first subscription platform providing high quality, trusted, local news, information and a major platform for advertising in 72 markets, today reported preliminary first quarter fiscal 2025 financial results(3) for the period ended December 29, 2024.

“Our first quarter results demonstrate the continued progression of our digital transformation. We achieved over $300 million in Total Digital Revenue over the last twelve months, including over $100 million in Amplified Digital Agency® revenue," said Kevin Mowbray, Lee's President and Chief Executive Officer.

"To accelerate our digital transformation, we recently announced a strategic partnership with Amazon Web Services (AWS). By leveraging AWS's cutting-edge cloud computing solutions, we aim to optimize content delivery, improve customer engagement, and drive innovative digital products across our extensive portfolio of publications. This partnership highlights our commitment to embracing advanced technologies to meet the evolving needs of our audience and advertisers while achieving long-term growth and scalability. With AWS's proven expertise, Lee Enterprises is well-positioned to drive sustainable growth, enhance efficiency, and deliver increased value to our shareholders," said Mowbray.

"As we look forward into the rest of the fiscal year, we expect digital revenue growth to accelerate achieving full year guidance of growth between 7% and 10%. In addition, we have identified approximately $40 million of annualized cost reductions that we expect to have executed on by the end of the second quarter. We expect strong digital revenue growth combined with strong cost management of our print business to keep us on track to achieve our overall Adjusted EBITDA(1) guidance for the fiscal year," Mowbray added.

Key First Quarter Highlights:

•Total operating revenue was $145 million.
•Total Digital Revenue was $73 million, a 5% increase over the prior year(2), and represented 51% of our total operating revenue.
•Revenue from digital-only subscribers totaled $22 million, up 14% over the prior year(2).
•Digital advertising and marketing services revenue represented 70% of our total advertising revenue and totaled $47 million.
•Digital services revenue, which is predominantly from BLOX Digital, totaled $5 million in the quarter.
•Operating expenses totaled $149 million and Cash Costs totaled $139 million, flat and a 1% decrease compared to the prior year, respectively.
•Net loss totaled $16 million and Adjusted EBITDA totaled $8 million.

Debt and Free Cash Flow:
The Company has $446 million of debt outstanding under our Credit Agreement(5) with BH Finance. The financing has favorable terms including a 25-year maturity, a fixed annual interest rate of 9.0%, no fixed principal payments, and no financial performance covenants.
As of and for the period ended December 29, 2024:
•The principal amount of debt totaled $446 million.
•Cash on the balance sheet totaled $6 million. Debt, net of cash on the balance sheet, totaled $440 million.
•Capital expenditures totaled $2 million for the quarter. We expect up to $12 million of capital expenditures in FY25.
•We expect cash paid for income taxes to total between $4 million and $10 million in 2025.
•We do not expect any material pension contributions in the fiscal year as our plans are fully funded in the aggregate.
Conference Call Information:
As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay 24 hours later. Analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. To participate in the live conference call via telephone, please visit www.lee.net. Upon registering, a dial-in number and unique PIN will be provided to join the conference call.
About Lee:
Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 72 markets in 25 states. Our core commitment is to provide valuable, intensely local news and information to the communities we serve. Our markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.
FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•We may be required to indemnify the previous owners of BH Media or The Buffalo News for unknown legal and other matters that may arise;
•Our ability to manage declining print revenue and circulation subscribers;
•The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•Changes in advertising and subscription demand;
•Changes in technology that impact our ability to deliver digital advertising;
•Potential changes in newsprint, other commodities and energy costs;
•Interest rates;
•Labor costs;
•Significant cyber security breaches or failure of our information technology systems;
•Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;
•Our ability to maintain employee and customer relationships;
•Our ability to manage increased capital costs;
•Our ability to maintain our listing status on NASDAQ;
•Competition; and

•Other risks detailed from time to time in our publicly filed documents.
Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Statements regarding our plans, strategies, prospects and expectations regarding our business and industry and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this report. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.
Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
(Thousands of Dollars, Except Per Common Share Data)	December 29, 2024	December 24, 2023	Percent Change

Operating revenue:
Print advertising revenue	19,861	24,435	(19)%
Digital advertising revenue	46,729	46,452	1%
Advertising and marketing services revenue	66,590	70,887	(6)%
Print subscription revenue	43,432	51,872	(16)%
Digital subscription revenue	21,565	19,467	11%
Subscription revenue	64,997	71,339	(9)%
Print other revenue	7,888	8,492	(7)%
Digital other revenue	5,087	4,960	3%
Other revenue	12,975	13,452	(4)%
Total operating revenue	144,562	155,678	(7)%
Operating expenses:
Compensation	60,254	59,676	1%
Newsprint and ink	3,616	4,843	(25)%
Other operating expenses	74,680	74,776	—%
Depreciation and amortization	6,265	7,295	(14)%
Assets (gain) on sales, impairments and other, net	(929)	(1,469)	(37)%
Restructuring costs and other	5,150	4,265	21%
Total operating expenses	149,036	149,386	—%
Equity in earnings of associated companies	1,122	1,541	(27)%
Operating (loss) income	(3,352)	7,833	NM
Non-operating (expense) income:
Interest expense	(10,282)	(10,131)	1%
Pension and OPEB related benefit and other, net	653	186	NM
Curtailment/Settlement gains	—	3,593	NM
Total non-operating expense, net	(9,629)	(6,352)	52%
(Loss) income before income taxes	(12,981)	1,481	NM
Income tax expense	3,243	248	NM
Net (loss) income	(16,224)	1,233	NM
Net income attributable to non-controlling interests	(524)	(545)	(4)%
(Loss) income attributable to Lee Enterprises, Incorporated	(16,748)	688	NM
Other comprehensive loss, net of income taxes	(115)	(2,314)	(95)%
Comprehensive loss attributable to Lee Enterprises, Incorporated	(16,863)	(1,626)	NM
(Loss) earnings per common share:
Basic:	(2.80)	0.12	NM
Diluted:	(2.80)	0.12	NM

DIGITAL / PRINT REVENUE COMPOSITION
(UNAUDITED)

	Three months Ended
(Thousands of Dollars)	December 29, 2024	December 24, 2023

Digital Advertising and Marketing Services Revenue	46,729	46,452
Digital Only Subscription Revenue	21,565	19,467
Digital Services Revenue	5,087	4,960
Total Digital Revenue	73,381	70,879
Print Advertising Revenue	19,861	24,435
Print Subscription Revenue	43,432	51,872
Other Print Revenue	7,888	8,492
Total Print Revenue	71,181	84,799
Total Operating Revenue	144,562	155,678

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
The table below reconciles the non-GAAP financial performance measure of Adjusted EBITDA to Net loss, its most directly comparable U.S. GAAP measure:

	Three months ended
(Thousands of Dollars)	December 29, 2024	December 24, 2023

Net (loss) income	(16,224)	1,233
Adjusted to exclude
Income tax expense	3,243	248
Non-operating expenses, net	9,629	6,352
Equity in earnings of TNI and MNI	(1,122)	(1,541)
Depreciation and amortization	6,265	7,295
Restructuring costs and other	5,150	4,265
Assets gain on sales, impairments and other, net	(929)	(1,469)
Stock compensation	430	214
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,167	2,052
Adjusted EBITDA	7,609	18,649
The table below reconciles the non-GAAP financial performance measure of Cash Costs to Operating expenses, the most directly comparable U.S. GAAP measure:

	Three months ended
(Thousands of Dollars)	December 29, 2024	December 24, 2023

Operating expenses	149,036	149,386
Adjustments
Depreciation and amortization	6,265	7,295
Assets (gain) loss on sales, impairments and other, net	(929)	(1,469)
Restructuring costs and other	5,150	4,265
Cash Costs	138,550	139,295

The table below reconciles the non-GAAP financial performance measure of Same-store Revenues to Operating Revenues, its most directly comparable U.S. GAAP measure:

	Three months ended
(Thousands of Dollars)	December 29, 2024	December 24, 2023	Percent Change

Print Advertising Revenue	19,861	24,435	(19)%
Exited operations	(39)	(923)	NM
Same-store, Print Advertising Revenue	19,822	23,512	(16)%
Digital Advertising and Marketing Services Revenue	46,729	46,452	1%
Exited operations	(1)	(484)	NM
Same-store, Digital Advertising and Marketing Services Revenue	46,728	45,968	2%
Total Advertising Revenue	66,590	70,887	(6)%
Exited operations	(40)	(1,406)	NM
Same-store, Total Advertising Revenue	66,550	69,481	(4)%
Print Subscription Revenue	43,432	51,872	(16)%
Exited operations	(2)	(446)	NM
Same-store, Print Subscription Revenue	43,430	51,426	(16)%
Digital Subscription Revenue	21,565	19,467	11%
Exited operations	(1)	(472)	NM
Same-store, Digital Subscription Revenue	21,564	18,995	14%
Total Subscription Revenue	64,997	71,339	(9)%
Exited operations	(3)	(918)	NM
Same-store, Total Subscription Revenue	64,994	70,421	(8)%
Print Other Revenue	7,888	8,492	(7)%
Exited operations	—	(8)	NM
Same-store, Print Other Revenue	7,888	8,484	(7)%
Digital Other Revenue	5,087	4,960	3%
Exited operations	—	—	NM
Same-store, Digital Other Revenue	5,087	4,960	3%
Total Other Revenue	12,975	13,452	(4)%
Exited operations	—	(8)	NM
Same-store, Total Other Revenue	12,975	13,444	(3)%
Total Operating Revenue	144,562	155,678	(7)%
Exited operations	(43)	(2,332)	NM
Same-store, Total Operating Revenue	144,519	153,346	(6)%

NOTES
(1)Total Digital Revenue is defined as digital advertising and marketing services revenue (including Amplified Digital® Agency), digital-only subscription revenue and digital services revenue.
(2)Same-store revenues is a non-GAAP performance measure based on U.S. GAAP revenues for Lee for the current period, excluding exited operations. Exited operations include (1) business divestitures and (2) the elimination of stand-alone print products discontinued within our markets.
(3)This earnings release is a preliminary report of results for the periods included. The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.
(4)The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant U.S GAAP measures are included in tables accompanying this release:
•Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one-time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.
•Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.
(5)The Company's debt is the $576 million term loan under a credit agreement with BH Finance LLC dated January 29, 2020 (the "Credit Agreement"). Excess Cash Flow is defined under the Credit Agreement as any cash greater than $20,000,000 on the balance sheet in accordance with U.S. GAAP at the end of each fiscal quarter, beginning with the quarter ending June 28, 2020.
(6)TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.